Exhibit (a)(3)




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September 4, 2001



TO:         SHARE HOLDERS OF USA REAL ESTATE INVESTMENT TRUST

SUBJECT:    OFFER TO PURCHASE SHARES

Dear Share Holder:

     As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"),SUTTER OPPORTUNITY FUND 2, LLC (the "Purchaser") is offering to purchase up to 2,650 Common Shares (the "Shares") in USA REAL ESTATE INVESTMENT TRUST, a California business trust (the "Trust") at a purchase price equal to:

                                 $300 per Share

     After carefully reading the enclosed Offer, if you elect to tender your Shares, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on green paper) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:


                          Sutter Capital Management, LLC
                           150 Post Street, Suite 320,
                         San Francisco, California 94108
                      Facsimile Transmission: 415-788-1515


     If you have any questions or need assistance, please call us at 415-788-1441.

     This Offer expires (unless extended) October 5, 2001.